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 GETTY REALTY CORP. ACQUIRES POWER TEST INVESTORS LIMITED PARTNERSHIP; POWER
       TEST INVESTORS MAKES FINAL DISTRIBUTION OF 6.167 CENTS PER UNIT

JERICHO, N.Y., Jan. 30 /PRNewswire/ -- Getty Realty Corp. (NYSE: GTY - news) and Power Test Investors Limited Partnership (POWNZ) announced today that they had completed the merger transactions to combine their assets and operations. The mergers were closed shortly after approval by the stockholders of Getty and the limited partners of Power Test Investors at meetings earlier today.

As a result of the transaction, Getty acquired 295 fee properties, consisting of 290 service station and convenience store properties and five terminals, which were leased by Power Test Investors to Getty. The transaction has a value of approximately $100 million, including the assumption of Power Test Investors' debt of approximately $27 million, and increases Getty's net worth by approximately $72 million.

In connection with the mergers, a new Maryland holding company was created which has adopted the name Getty Realty Corp. Unitholders of Power Test Investors will receive 0.44 shares of Series A Participating Convertible Redeemable Preferred Stock of new Getty Realty Corp. for each partnership unit. Each share of this new issue of preferred stock is convertible into 1.1312 shares of common stock of Getty Realty Corp. and will pay stated cumulative dividends of $1.775 per annum, or if greater, the per share dividends paid on Getty Realty Corp. common stock. Unitholders of Power Test Investors Limited Partnership will be receiving exchange forms from the exchange agent, Registrar and Transfer Company, to exchange their limited partnership unit certificates, or letters evidencing ownership of units, for the new Getty Realty Corp. preferred stock.

Stockholders of Getty will exchange theirs shares of common stock on a one-for-one share basis for new Getty Realty Corp. common stock, and will be receiving exchange forms from the exchange agent for the exchange. The former Getty Realty Corp. has changed its name to Getty Properties Corp. and is now a wholly owned subsidiary of Getty Realty Corp.

The common and preferred stock of Getty Realty Corp. will each be listed on the New York Stock Exchange under the symbols "GTY" and "GTY PrA", respectively, commencing on February 2, 1998.

Separately, CLS General Partnership Corp., the former general partner of Power Test Investors, announced a final cash distribution in the amount of 6.167 cents per unit payable on February 18, 1998 to partnership unitholders of record on January 30, 1998.

Getty Realty Corp. owns and leases approximately 1,100 properties in twelve Northeastern and Middle Atlantic states. Approximately 1,000 of these properties, consisting of service stations, convenience stores and petroleum marketing terminals are leased to Getty Petroleum Marketing Inc. (NYSE: GPM - news]. Getty Realty Corp. is also a marketer of heating oil in Pennsylvania and Maryland.





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